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EXHIBIT 5.1

[Moye/White letterhead]

March 26, 2007

Raptor Networks Technology, Inc.
1241 E. Dyer Road, Suite 150
Santa Ana, California 92705

Re:  Registration Statement on Form SB-2
     Registering 15,267,292 Shares of Common Stock

Ladies and Gentlemen:

     We have served as special counsel to Raptor Networks Technology, Inc., a Colorado corporation ("Company"), in connection with the Registration Statement on Form SB-2 to which this opinion is an exhibit (the "Registration Statement") with respect to the offer and sale by the persons and entities named in the Registration Statement (the "Selling Security Holders") of up to 15,267,292 shares of the Company's common stock, par value $0.001 per share (the "Shares"), that are issuable upon conversion of outstanding convertible notes (the "Notes").

     Based upon such other examination of law and fact as we have deemed necessary, we are of the opinion that the Shares have been duly and validly authorized and, when issued upon conversion of each of the Notes in accordance with their terms, will be validly issued, fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under caption "Legal Matters" in the prospectus which is a part of the Registration Statement, In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                         Very truly yours,

                                         /s/ Moye White LLP